EXHIBIT 99.1

Media Contact:	Investor Relations:	Investor & Analyst Contact:
Andy Foster	Michael Bayes	Todd Waltz
(408) 213-0928	Liviakis Financial	(408) 213-0925
afoster@aemetis.com	(415) 389-4670	twaltz@aemetis.com

Aemetis Announces Renewable Jet and Diesel Fuel Technology License Agreement with Chevron Lummus Global

Biofuels ISOCONVERSION Process licensed by Aemetis to produce 100% drop-in renewable jet and diesel fuels from plant oils

CUPERTINO, Calif. – August 22, 2012 – Aemetis, Inc. (OTCPK: AMTX), an advanced fuels and renewable chemical company, announced today that the company signed a license agreement with Chevron Lummus Global (CLG) for the inexpensive, rapid production of renewable jet and diesel fuel by the conversion of existing biofuels and petroleum refineries.  The license agreement grants Aemetis Advanced Fuels Inc., a wholly-owned subsidiary of Aemetis, the use of the Biofuels ISOCONVERSION Process for the production of 100% drop-in renewable jet fuel and diesel in Aemetis biorefineries throughout North America.

The Biofuels ISOCONVERSION Process utilizes patented Catalytic Hydrothermolysis (CH) reactor technology, developed by Applied Research Associates (ARA), which utilizes water as a catalyst to quickly and inexpensively convert plant oils into stable intermediate oil products which are very similar to petroleum crude oil.  The intermediate oils are processed with hydrogen using CLG’s ISOCONVERSION™ catalysts to produce drop-in jet fuel and diesel.  Unlike most other process technologies, the renewable fuels produced by this process are 100% replacements for petroleum-based jet and diesel fuel.

“Chevron Lummus Global is a technology leader in hydroprocessing technology with more than 400 refinery units operating worldwide,” stated Leon de Bruyn, Managing Director of CLG.  “The Biofuels ISOCONVERSION Process is different from other licensed technologies in that the biodiesel and biojet produced from the unit are truly fungible fuel products meeting all ASTM and military quality specifications.  This offers our clients a unique advantage by eliminating the need to blend petroleum derived diesel and jet into biofuels to meet current quality requirements.”

“As an experienced biofuels company that is already operating refineries in the US and Asia, Aemetis brings significant momentum to the commercialization of this revolutionary renewable jet and diesel fuel production process developed by Chevron Lummus Global and ARA,” said Chuck Red, Program Manager at ARA.

“This technology is ideally suited for the conversion of existing biofuels production facilities by utilizing the rail siding, feedstock unloading, raw material storage tanks, power generation units, Clean In Place system, neat fuel storage tanks and loadout equipment,” said Eric McAfee, Chairman and CEO of Aemetis.  “Expanding or converting existing biofuels and refining facilities to use the Biofuels ISOCONVERSION Process accelerates the scale up of production to supply the 70 billion gallon per year global market for jet fuel and the 50 billion gallon US market for diesel.”

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced fuels and renewable chemicals company.  Aemetis owns and operates a 55 million gallon renewable fuels plant in California; and built, owns and operates a 50 million gallon capacity renewable chemicals and advanced fuels production facility on the east coast of India.  Aemetis operates a research and development laboratory at the Maryland Biotech Center, and holds four granted patents and ten pending patents on its Z-microbe and related technology for the production of renewable fuels and chemicals.  For additional information about Aemetis, please visit www.aemetis.com.

About Chevron Lummus Global

CLG licenses refining hydroprocessing technologies and catalyst systems worldwide, and is a 50-50 joint venture between Chevron Products Company, a wholly owned subsidiary of Chevron Corporation, and Lummus Technology Inc., a CBI Company.

About ARA

Applied Research Associates, Inc. (ARA) is an employee-owned, international research and engineering company recognized for providing technically excellent solutions to complex and challenging problems in the physical sciences.
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